Exhibit 4.2

Phoenix New Media Limited

Matter:		FEI/SEI:	Issued to:
Type of Shares:	Class A Ordinary Shares
Certificate No.		Date of Record:
No. of shares		Transfer to cert#
Amount Paid		No. of shares
Par Value	US$0.01	Transfer Date

Incorporated in the Cayman Islands

Phoenix New Media Limited

This is to certify that

is / are the registered shareholders of:

No. of Shares	Type of Share	Par Value

	Class A Ordinary	US$	0.01

Date of Record	Certificate Number	% Paid

		100.00

The above shares are subject to the Memorandum and Articles of Association of the Company and transferable in accordance therewith.

Director	Director / Secretary